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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Imagyn Medical Technologies, Inc. for the registration of 2,250,000 shares of its Common Stock and to the incorporation by reference therein of our reports, dated July 8, 1997, with respect to the consolidated financial statements and schedule of UROHEALTH Systems, Inc. (before giving effect to the business combination with Imagyn Medical, Inc. which occurred on September 29, 1997, and was accounted for as a pooling of interests) included in the Annual Report (Form 10-K) for the year ended March 31, 1998, filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young,  L.L.P.
Orange County, California
September 17, 1998